Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN SURGICAL HOLDINGS, INC.

ARTICLE 1

NAME

1.1 Name. The name of the corporation is American Surgical Holdings, Inc. (the “Corporation”).

ARTICLE 2

ADDRESS OF REGISTERED AGENT

2.1 Registered Agent. The address of the Corporation’s registered office in the State of Delaware is at 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

PURPOSE

3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

ARTICLE 4

CAPITAL STOCK

4.1 Designation and Amount. The total number of shares of stock that the Corporation has authority to issue is One Thousand (1000) shares of common stock, with a par value of $0.001 per share (“Common Stock”).

ARTICLE 5

AMENDMENTS; POWERS OF BOARD

5.1 Amendment of Charter. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Charter in the manner now or hereafter prescribed by law, and all powers, preferences, rights and privileges conferred upon stockholders, directors or any other persons in this Charter are granted subject to this reservation.

5.2 Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, subject to any additional vote required by this Charter or the bylaws of the Corporation (the “Bylaws”), the Board is expressly authorized and empowered to adopt, amend or repeal the Bylaws in any respect not inconsistent with the laws of the State of Delaware or this Charter; provided, however, that the fact that such power has been conferred upon the Board shall not divest the stockholders of the power and authority, nor limit the power of stockholders, to adopt, amend or repeal the Bylaws.

5.3 Powers of Board. In addition to the powers and authority in this Charter or by statute expressly conferred upon it, the Board may exercise all such powers and do all such acts as may be exercised or done by a Corporation under the laws of the State of Delaware, subject to the provisions of this Charter and the Bylaws.

5.4 Ratification by Stockholders. Any contract, transaction or act of the Corporation or of the Board or any committee of the Board that shall be ratified by the holders of a majority of the shares of stock of the Corporation entitled to vote shall, insofar as permitted by the laws of the State of Delaware or by this Charter, be as valid and as binding as though ratified by every stockholder of the Corporation.

5.5 Stockholders’ Meetings. Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from the time to time by the Board or in the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE 6

EXCULPATION; BUSINESS COMBINATIONS

6.1 Exculpation. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after the date of the filing of this Charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law of the State of Delaware, in each case as so amended. Any repeal or modification of this Section 6.1 shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

6.2 Business Combinations. The Corporation expressly elects not to be governed by Section 203 of the DGCL as from time to time in effect or any successor provision thereto.

ARTICLE 7

INDEMNIFICATION

7.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she is or was a director of the Corporation or is or was serving at the request of the Corporation as a director of another corporation or as a director or manager of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is an alleged action in an official capacity as a director or manager or in any other capacity while serving as a director or manager, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all cost, expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director or manager and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 7.3 with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

7.2 Right to Advancement of Expenses. Any person entitled to indemnification pursuant to Section 7.1 shall also be reimbursed by the Corporation for all expenses incurred in defending or preparing to defend any Proceeding for which such right to indemnification is applicable, in advance of its final disposition (hereinafter an “Advancement”); provided, however, that, if the DGCL requires, an Advancement shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such person is not entitled to be indemnified for such expenses under this Article 7 or otherwise.

7.3 Right of Indemnitee to Bring Suit. The rights to indemnification and to Advancement conferred in Sections 7.1 and 7.2 shall be contract rights between the Corporation and each person entitled to such rights to indemnification and to Advancement. Any repeal or modification of this Article 7 shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then existing. If a claim under Section 7.1 or 7.2 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement, in which case the applicable period shall be twenty days, then the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement pursuant to the terms of an undertaking, then the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification under Section 7.1 (but not in a suit brought by the Indemnitee to enforce a right to an Advancement) it shall be a defense that, and (b) in any suit by the Corporation to recover an Advancement pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met the applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board, its independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, its independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such a suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to Advancement under this Article 7, or by the Corporation to recover an Advancement pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement, under this Article 7 or otherwise shall be on the Corporation.

7.4 Non-Exclusivity of Rights. The rights to indemnification and to Advancement conferred in this Article 7 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, this Charter, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

7.5 Witnesses. To the extent that any Indemnitee is a witness in any Proceeding, such Indemnitee shall be indemnified against all costs and expenses actually and reasonably incurred by such Indemnitee on his or her behalf in connection therewith.

7.6 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under this Article 7 or the DGCL.

7.7 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to Advancement to any officer, employee or agent of the Corporation, or to any person serving at the request of the Corporation as an officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article 7 with respect to the indemnification and Advancement of directors of the Corporation.

7.8 Successors. As used in this Article 7, reference to Corporation shall include any resulting or surviving corporation.

7.9 Survival. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification with respect to any proceeding or future proceeding relating to or arising from any act or occurrence taking place prior to such repeal or modification.

ARTICLE 8

CORPORATE OPPORTUNITIES

8.1 Corporate Opportunities. Except as otherwise set forth in Section 3.7 of that certain Stockholders’ Agreement among AH Holdings, Inc., the sole owner of the Corporation, and other parties thereto (as amended from time to time, the “Stockholders’ Agreement”), to the fullest extent permitted by law, the Corporation, on behalf of itself and its subsidiaries, hereby renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, the following specified classes of business opportunities (the “Specified Opportunities”) that may become available to a Non-Employee Director (as defined below):

(a) any business or corporate opportunity, excluding a Business Opportunity (as such term is defined in the Stockholders’ Agreement), offered to or originated by a Non-Employee Director that is not expressly offered to such person solely in his or her capacity as a director of the Corporation; and

(b) any business or corporate opportunity, excluding a Business Opportunity, that is offered to the Corporation or any of its subsidiaries by any investment bank, broker, auction process or other similar means unless such opportunity is solely offered to the Corporation and not to any other person or entity.

8.2 Non-Employee Directors. Except as otherwise set forth in Section 3.7 of the Stockholders’ Agreement, to the fullest extent permitted by law, (a) the Corporation, on behalf of itself and its subsidiaries, waives any claim that it may have that any Specified Opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates by a Non-Employee Director even if such Specified Opportunity relates to the current or anticipated business of the Corporation or any of its subsidiaries; provided, that such Specified Opportunity is not a Business Opportunity, (b) a Non-Employee Director shall have no fiduciary duty to offer any Specified Opportunity to the Corporation, any of its subsidiaries or otherwise and (c) a Non-Employee Director may in an individual capacity, or on behalf of another person or entity, pursue, refer, or take advantage of, any Specified Opportunity. For purposes of this Article 8, a “Non-Employee Director” means a director of the Corporation that is not then an employee of the Corporation or any of its subsidiaries.

8.3 Effect of Repeal or Modification. Neither the repeal nor modification of this Article 8 nor the adoption of any other amendment to this Charter inconsistent with this Article 8 shall eliminate or reduce the effect of this Article 8 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such repeal, modification or adoption. Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 8.